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                                     BALLOT

                      LAKE AREA CORN PROCESSORS COOPERATIVE


         This is a ballot to vote at the Special Meeting of Lake Area Corn Processors Cooperative (the "Cooperative") to be held on November 1, 2001, at 7:00 p.m. local time at the Dakota Prairie Playhouse, 1025 North Washington, Madison, South Dakota.

         To vote, please mark, sign, date and return this ballot promptly to the Cooperative using the enclosed envelope so that it is received on or before November 1, 2001. You may also personally deliver this ballot to the Cooperative at the special meeting or to the Cooperative's principal executive offices on or before November 1, 2001. Ballots returned after November 1, 2001 will not be counted. IF FOR ANY REASON YOU DESIRE TO REVOKE THIS BALLOT, YOU MUST NOTIFY THE COOPERATIVE IN WRITING SO THAT YOUR REVOCATION IS RECEIVED ON OR BEFORE NOVEMBER 1, 2001.

                            -------------------------


BY SIGNING BELOW, I HEREBY (i) ACKNOWLEDGE RECEIPT OF THE INFORMATION STATEMENT/
PROSPECTUS OF LAKE AREA ETHANOL, LLC DATED [     ], 2001; (ii) CERTIFY THAT I
AM EITHER THE OWNER OR THE AUTHORIZED REPRESENTATIVE OF THE OWNER OF THE NUMBER OF SHARES OF LAKE AREA CORN PROCESSORS COOPERATIVE (THE "COOPERATIVE") SET FORTH BELOW AND HAVE FULL POWER AND AUTHORITY TO VOTE SUCH SHARES, AND (iii) VOTE SAID SHARES ON THE FOLLOWING PROPOSAL AS SET FORTH BELOW:


         PROPOSAL TO REORGANIZE THE COOPERATIVE INTO LAKE AREA ETHANOL, LLC IN ACCORDANCE WITH THE PLAN OF REORGANIZATION DATED JULY 25, 2001, AS DESCRIBED IN THE INFORMATION STATEMENT/PROSPECTUS OF LAKE AREA ETHANOL,
         LLC DATED [     ].


                     / / FOR         / / AGAINST     / /ABSTAIN




NUMBER OF SHARES OWNED:___________           ___________________________________
                                             SIGNATURE


DATE: ______________________________         ___________________________________
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